Exhibit 10.2
EDGEWELL PERSONAL CARE COMPANY
PERFORMANCE RESTRICTED STOCK EQUIVALENT AWARD AGREEMENT
In consideration of the mutual covenants contained herein, Edgewell Personal Care Company (“Company”), and _____________________________(“Recipient”) hereby agree as follows:
ARTICLE I
COMPANY COVENANTS
Company hereby covenants:
1.    Award.
The Company, pursuant to its Amended and Restated 2009 Incentive Stock Plan (the “Plan”), grants to Recipient a Restricted Stock Equivalent Award (“Performance Equivalents”) of __________________ restricted common stock equivalents (“Target Performance Equivalents”). This Award Agreement is subject to the provisions of the Plan and to the following terms and conditions.
2.    Vesting; Payment.
Vesting of the Performance Equivalents is contingent upon achievement of performance targets for the period from October 1, 2017 through September 30, 2020 (the “Performance Period”). Provided that such Performance Equivalents have not been forfeited pursuant to Section 5 below, and subject to review by the Nominating and Compensation Committee of the Board of Directors, a number of Performance Equivalents will vest after the date that the Company publicly releases earnings results for the third fiscal year of the Performance Period (the “Vesting/Payment Date”) as detailed below.
The performance goals for the performance-based RSE awards are the adjusted earnings per share during the last fiscal year of the three-year performance period (“EPS Metric”) and the adjusted cumulative free cash flow as a percentage of adjusted cumulative net sales at the end of the three-year performance period (“Cash Flow Metric”). The EPS Metric is weighted at 60% of total payout; the Cash Flow Metric is weighted at 40% of total payout.

Targets and payouts are as follows:

Adjusted Earnings Per Share (60%)			Adjusted Cumulative FCF % of Adjusted Cumulative Net Sales (40%)
	FY '20	Payout		FY'20	Payout
	< $4.34	0%		< 10.0%	0%
Threshold	$4.34	50%	Threshold	10.0%	50%
Target	$4.50	100%	Target	11.8%	100%
Stretch	$4.80	200%	Stretch	13.6%	200%

For the EPS Metric, the percentage of the payout will range from 50% to 200% for performance between $4.34 to $4.80, as shown in the table above, with pro rata increases, at 1/10th of 1% increments, between each listed percentage above. No payment under the EPS Metric will be made for performance below $4.34. Payment under the EPS metric is subject to discretionary reduction by the Committee.

For the Cash Flow Metric, the percentage of the payout will range from 50% to 200% for performance between 10.0% to 13.6%, as shown in the table above, with pro rata increases, at 1/10th of 1% increments, between each listed percentage above. No payment under the Cash Flow Metric will be made for performance below 10.0%. Payment under the Cash Flow Metric is subject to discretionary reduction by the Committee.

Vesting of the 2018 performance-based RSE awards is subject to the Committee’s determination after the end of FY2020 that the performance objectives were met (as described above) and the terms of the award agreement (as discussed above).

Computation of Adjusted Earnings Per Share
Adjusted Earnings per Share (EPS) means, with respect to the fiscal year, “Diluted earnings per share” (determined in accordance with GAAP) as publicly reported by the Company, adjusted to account for the following items, each of which shall be determined in accordance with GAAP based on the Company’s audited financial statements:

–
the effects of acquisitions; divestitures; extraordinary dividends; stock split-ups; stock dividends or distributions; recapitalizations; warrants or rights issuances or combinations; exchanges or reclassifications with respect to any outstanding class or series of the Company’s common stock;

–
a corporate transaction, such as any merger of the Company with another corporation; any consolidation of the Company and another corporation into another corporation; any separation of the Company or its business units (including a spin-off or other distribution of stock or property by the Company);

–
any reorganization of the Company (whether or not such reorganization comes within the definition of such term in Code Section 368); or any partial or complete liquidation by the Company; or sale of all or substantially all of the assets of the Company;

–	unusual or non-recurring non-cash accounting impacts or changes in accounting standards or treatment;

–	costs associated with events such as plant closings, sales of facilities or operations; and business restructurings; or

–	unusual or extraordinary non-cash items.

Additionally, the Committee shall be entitled to further adjust “Adjusted Earnings Per Share” by eliminating some or all of the positive impact of Edgewell’s purchase of its own shares during fiscal years 2018 - 2020.

Computation of Adjusted Cumulative Free Cash Flow as a Percentage of Adjusted Cumulative Net Sales:
Adjusted Cumulative Free Cash Flow as a Percentage of Adjusted Cumulative Net Sales means free cash flow divided by adjusted net sales over the three-year performance period. Free cash flow means net cash from operating activities less capital expenditures, plus proceeds from asset sales, over the three-year performance period. Net cash from operating activities is consistent with the Company’s publicly reported financial statements, adjusted to account for certain specified unusual or extraordinary items (as described below).
Adjusted cumulative net sales means net sales determined in accordance with GAAP, as publicly reported by the Company, based on the Company’s audited financial statements.
Adjusted Cumulative Free Cash Flow as a Percentage of Adjusted Cumulative Net Sales will be calculated as described above, subject to adjustment for certain limited matters including:

-
the effects of acquisitions; divestitures; extraordinary dividends; stock split-ups; stock dividends or distributions; recapitalizations; warrants or rights issuances or combinations; exchanges or reclassifications with respect to any outstanding class or series of the Company’s common stock;

-
a corporate transaction, such as any merger of the Company with another corporation; any consolidation of the Company and another corporation into another corporation; any separation of the Company or its business units (including a spin-off or other distribution of stock or property by the Company);

-
any reorganization of the Company (whether or not such reorganization comes within the definition of such term in Code Section 368); or any partial or complete liquidation by the Company; or sale of all or substantially all of the assets of the Company;

-	unusual or non-recurring accounting impacts or changes in accounting standards or treatment;

-	costs associated with events such as plant closings, sales of facilities or operations; and business restructurings;

-	the effects of material nonrecurring deferred compensation payments, tax audits and pension contributions; or

-	unusual or extraordinary cash and/or non-cash items.
Upon vesting, as described above, the Company shall transfer to the Recipient or his or her beneficiary one share of the Company’s $0.01 par value Common Stock (“Common Stock”) for each Performance Equivalent that so vests. Such shares of Common Stock shall be issued to the Recipient or his or her beneficiary on, or as soon as practicable after, the Vesting/Payment Date, but in no event later than the last day of the calendar year in which the Performance Period ends. Any Performance Equivalents that are scheduled to vest on such Vesting/Payment Date that do not so vest because the threshold performance criteria related to such Performance Equivalents was not achieved shall be forfeited and the Recipient and his or her beneficiaries will have no further rights with respect thereto.
3.    Additional Cash Payment.
On the Vesting/Payment Date on which Performance Equivalents vest, the Company shall pay the Recipient or his or her beneficiary an amount equal to the amount of cash dividends, if any, that would have been paid to the Recipient between the Effective Date and such Vesting/Payment Date had vested shares of Common Stock been issued to the Recipient in lieu of the Performance Equivalents that so vested as well as any cash dividend for which the record date has passed but the payment date has not yet occurred. Such amounts shall be paid in a single lump-sum as soon as practicable following such Vesting/Payment Date or accelerated vesting date described in paragraph 4 or 5, but in no event later than the last day of the calendar year in which the Vesting/Payment Date or accelerated vesting date occurs, or, if later than the last day of the calendar year, the 15th day of the third month following the end of the month in which such Vesting/Payment Date or accelerated payment date occurs. No interest shall be included in the calculation of such additional cash payment.
4.    Acceleration.
Notwithstanding the provisions of paragraph 2 above, vesting of Performance Equivalents shall be accelerated upon death, Disability, or a Change of Control in accordance with the provisions of this Section 4.
Death. The Target Performance Equivalents then outstanding will immediately vest in the event of the Recipient’s death and shall be released as soon as administratively feasible.
Disability. A pro-rata portion of the Target Performance Equivalents then outstanding will immediately vest in the event of a Recipient’s Termination of Employment due to Disability. Such pro-rata portion shall be equal to the Target Performance Equivalents multiplied by a fraction, the numerator of which is the number of full months beginning on the first day of the month in which the Effective Date occurs and ends on the first day of the month following the Recipient’s Termination of Employment, and the denominator of which is the number of full months in the Performance Period.
Change of Control. Upon a Change of Control, the Performance Equivalents that will immediately vest upon such Change of Control will be the greater of:
(a)    Target Performance Equivalents granted, or

(b)
the amount of Target Performance Equivalents which would have vested had the Performance Period ended on the date the Change of Control occurs based on the determination by the Nominating and Executive Compensation Committee of the Board of Directors of the Company (the “Committee”) of the extent to which performance goals with respect to that Performance Period have been met based on such audited or unaudited financial information or other information then available that the Committee deems relevant.

Upon vesting, as described in this Section 4, the Company shall transfer to the Recipient or his or her beneficiary one share of the Company’s Common Stock for each Performance Equivalent that so vests. If vesting is accelerated due to death or a Change of Control, such shares of Common Stock shall be issued to the Recipient or his or her beneficiary on, or as soon as practicable after, the date of the Recipient’s death or the date of the Change of Control, but in no event later than the last day of the calendar year in which such event occurs or, if later, the 15th day of the third calendar month following the month in which the Recipient’s death or the Change of Control occurs. If vesting is accelerated due to the Recipient’s Termination of Employment due to Disability, such shares of Common Stock shall be issued to the Recipient on the date which is six (6) months after the date of such Termination of Employment.

5.    Forfeiture.
All rights in and to any and all Performance Equivalents granted pursuant to this Award Agreement, and to any shares of Common Stock that would be issued to the Recipient in connection with the vesting of such Performance Equivalent, which have not vested by the Vesting/Payment Date, as described in paragraph 2 above, or as described in paragraph 4 above, shall be forfeited. In addition, except as provided below in this paragraph 5, all rights in and to any and all Performance Equivalents granted pursuant to this Award Agreement which have not vested in accordance with the terms hereof, and to any shares of Common Stock that would be issued to the Recipient in connection with the vesting of such Performance Equivalent, shall be forfeited upon:

(a)	the Recipient’s voluntary or involuntary Termination of Employment; or

(b)
a determination by the Committee that the Recipient engaged in Competition (as defined in the Plan) with the Company or other conduct contrary to the best interests of the Company in violation of Article II of this Agreement.

If the Recipient incurs a voluntary Termination of Employment (i) more than twelve (12) months after the Effective Date of this Agreement and (ii) the Recipient is (a) at least age 55 years of age and (b) has ten (10) or more Years of Service as of such date, the Recipient shall not forfeit a portion of the Performance Equivalents equal to the number of Performance Equivalents vested in accordance with paragraph 2 after the end of the Performance Period (as determined after the end of the Performance Period) multiplied by a fraction, the numerator of which is the number of full months in the period which begins on the first day of the month in which the Effective Date occurs and ends on the first day of the month following the Recipient’s Termination of Employment, and the denominator of which is the number of full months in the Performance Period. The Company shall transfer to such Recipient one share of the Company’s Common Stock for each Performance Equivalent that so vests at the same time that he or she would have received such transfer if his or her employment had not terminated, in accordance with the payment terms in paragraph 4.
6.    Shareholder Rights; Adjustment of Equivalents.
Recipient shall not be entitled, prior to the issuance of shares of Common Stock in connection with the vesting of a Performance Equivalent, to any rights as a shareholder with respect to such shares of Common Stock, including the right to vote, sell, pledge, transfer or otherwise dispose of the shares. Recipient shall, however, have the right to designate a beneficiary to receive such shares of Common Stock under this Award Agreement, subject to the provisions of Section V of the Plan. The number of Performance Equivalents credited to Recipient shall be adjusted in accordance with the provisions of Section VI(F) of the Plan.
7.    Other.
The Company reserves the right, as determined by the Committee, to convert the Performance Equivalents granted pursuant to this Award Agreement to a substantially equivalent award and to make any other modification it may consider necessary or advisable to comply with any applicable law or governmental regulation, or to preserve the tax deductibility of any payments hereunder. Notwithstanding the foregoing, the Company shall not so convert such Performance Equivalents to the extent such conversion could result in the imposition of negative tax consequences for the Recipient under Code Section 409A. Shares of Common Stock shall be withheld in satisfaction of federal, state, and local or other international withholding tax obligations arising upon the vesting of Performance Equivalents. Shares of Common Stock tendered as payment of required withholding shall be valued at the fair market value of the Company’s Common Stock on the date such withholding obligation arises.
8.    Code Section 409A.
It is intended that this Award Agreement either be exempt from or comply with the requirements of Code Section 409A. The Plan will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Code Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Code Section 409A). Notwithstanding any other provision of this Award Agreement or the Plan to the contrary, if a Recipient is considered a “specified employee” for purposes of Code Section 409A, any payment that constitutes “deferred compensation” within the meaning of Code Section 409A that is otherwise due to the Recipient as a result of such Recipient’s “separation from service” under this Award Agreement or the Plan during the six (6) month period immediately following Recipient’s “separation from service” shall be accumulated and paid to the Recipient on the date that is as soon as administratively feasible after six (6) months following such “separation from service”.

9.    Definitions.
Affiliates shall mean all entities within the controlled group that includes the Company, as defined in Code Sections 414(b) and 414(c) and the regulations thereunder, provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in such definition.

Change of Control shall be deemed to have occurred if there is a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change of Control shall be deemed to have occurred if any of the following occurs:

(i)
The acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. Notwithstanding the above, if any person or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not constitute a Change of Control;

(ii)
The acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company, that together with stock of the Company acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group, constitutes 30% or more of the total voting power of the stock of the Company. Notwithstanding the above, if any person or more than one person acting as a group is considered to own 30% or more the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not constitute a Change of Control.;

(iii)
A majority of the members of the Company’s Board is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board before the date of the appointment or election; or

(iv)
One person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

(v)
Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

(vi)	This definition of Change in Control shall be interpreted in accordance with, and in a manner that will bring the definition into compliance with, the regulations under Section 409A of the Code.
Disability shall mean the Recipient is unable to perform the required duties in relation to their current occupation by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
Termination of Employment shall mean a “separation from service” with the Company and its Affiliates, within the meaning of Code Section 409A.
Years of Service shall mean the number of years of service the Recipient is credited with for vesting purposes under any U.S. qualified plan maintained by the Company, regardless of whether the Recipient is a participant in such plan.

ARTICLE II
RECIPIENT COVENANTS
Recipient hereby covenants:
1.    Confidential Information.
By executing this Award Agreement, I agree that I shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of my assigned duties and for the benefit of the Company, either during the period of my employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its affiliates, or their businesses, which I shall have obtained during my employment by the Company or an affiliate. The foregoing shall not apply to information that (a) was known to the public prior to its disclosure to me; (b) becomes known to the public subsequent to disclosure to me through no wrongful act of mine or any of my representatives; or (c) I am required to disclose by applicable law, regulation or legal process (provided that I provide the Company with prior notice of the contemplated disclosure and reasonably cooperate with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (a) or (b) of the preceding sentence, my obligation to maintain such disclosed information in confidence shall not terminate if only portions of the information are in the public domain.
2.    Non-Competition.
By executing this Award Agreement, I acknowledge that my services are of a unique nature for the Company that are irreplaceable, and that my performance of such services for a competing business will result in irreparable harm to the Company and its affiliates. Accordingly, during my employment with the Company or any affiliate and for the one (1) year period thereafter, I agree that I will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which the Company or any of its affiliates is engaged on the date of termination or in which they have proposed, on or prior to such date, to be engaged in on or after such date and in which I have been involved to any extent (on other than a de minimus basis) at any time during the one (1) year period ending with my date of termination, in any locale of any country in which the Company or any of its affiliates conducts business. This subsection shall not prevent me from owning not more than one percent of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business. I agree that the foregoing restrictions are reasonable, necessary, and enforceable for the protection of the goodwill and business of the Company.
3.    Non-Solicitation.
During my employment with the Company or an affiliate and for the two (2) year period thereafter, I agree that I will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce (a) any employee of the Company or any affiliate to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to hire or to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee, or (b) any customer of the Company or any affiliate to purchase goods or services then sold by the Company or any affiliate from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer. I agree that the foregoing restrictions are reasonable, necessary, and enforceable in order to protect the Company’s trade secrets, confidential and proprietary information, goodwill, and loyalty.
4.    Non-Disparagement.
I agree not to make any statements that disparage the Company or its affiliates or their respective employees, officers, directors, products or services, and the Company, by its execution of this Award Agreement agrees that it and its affiliates and their respective executive officers and directors shall not make any such statements regarding me. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this subsection.

5.    Reasonableness.
In the event any of the provisions of this Article II shall ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.
6.    Equitable Relief.
(a)    I acknowledge that the restrictions contained in this Article II are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the Company would not have granted me this Award Agreement in the absence of such restrictions, and that any violation of any provisions of this Article II will result in irreparable injury to the Company and its affiliates. By agreeing to accept this Award Agreement, I represent that my experience and capabilities are such that the restrictions contained herein will not prevent me from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case. I further represent and acknowledge that I have been advised by the Company to consult my own legal counsel in respect of this Award Agreement, and I have had full opportunity, prior to agreeing to accept this Award Agreement, to review thoroughly its terms and provisions with my counsel.
(b)    I agree that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Article II, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.
(c)    I irrevocably and unconditionally consent to the service of any process, pleadings notices or other papers in a manner permitted by law.
7.    Waiver; Survival of Provisions.
The failure by the Company to enforce at any time any of the provisions of this Article II or to require at any time performance by me of any provisions hereof, shall in no way be construed to be a release of me or waiver of such provisions or to affect the validity of this Award Agreement or any part hereof, or the right of the Company thereafter to enforce every such provision in accordance with the terms of this Award Agreement. The obligations contained in this Article II shall survive the termination of my employment with the Company or any affiliate and shall be fully enforceable thereafter.
ARTICLE III
OTHER AGREEMENTS
1.    Governing Law.
All questions pertaining to the validity, construction, execution, and performance of this Award Agreement shall be construed in accordance with, and be governed by, the laws of the State of Missouri, without giving effect to the choice of law principles thereof.
2.    Notices.
Any notices necessary or required to be given under this Award Agreement shall be sufficiently given if in writing, and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the last known addresses of the parties hereto, or to such other address or addresses as any of the parties shall have specified in writing to the other party hereto.
3.    Entire Agreement.
This Award Agreement constitutes the entire agreement of the parties hereto with respect to the matters contained herein, and no modification, amendment, or waiver of any of the provision of this Award Agreement shall be effective unless in writing and signed by all parties hereto; provided that, no consent by the Recipient is required to the extent the Company desires to accelerate payment under this Award Agreement in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4). This Award Agreement constitutes the only agreement between the parties hereto with respect to the matters herein contained.

4.    Waiver.
No change or modification of this Award Agreement shall be valid unless the same is in writing and signed by all the parties hereto. No waiver of any provision of this Award Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced.
5.    Counterparts; Effect of Recipient’s Signature.
This Award Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. The provisions of this Award Agreement shall not be valid and in effect until such execution by both parties. By the execution of this Award Agreement, Recipient signifies that Recipient has fully read, completely understands, and voluntarily agrees with this Award Agreement and knowingly and voluntarily accepts all of its terms and conditions.
6.    Effective Date.
This Award AgreemEent shall be deemed to be effective as of the date executed by the Company below.
IN WITNESS WHEREOF, the Parties hereto have duly executed this Award Agreement as of the date and year as above written.

ACKNOWLEDGED AND ACCEPTED	EDGEWELL PERSONAL CARE COMPANY
_________________________________	By: ___________________________________
Recipient	David Hatfield Chief Executive Officer